Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made this 29th day of March, 2005 (the “Effective Date”), by and between BioEnergy Capital Consultants, LLC, a South Dakota limited liability company, with an address of 44095 212th Street, Lake Preston, South Dakota 57249 (“BioEnergy”), and Ethanol Grain Processors, LLC,, a Tennessee limited liability company, with an address of PO Box 95, Obion, Tennessee 38240 (“Client”).

RECITALS:

A.            Client intends to develop, finance and construct an ethanol plant in or near Obion, Tennessee (the “Project”).

B.            BioEnergy has a background in the development of value-added agriculture projects and is willing to provide services to Client based on this background.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client engages BioEnergy, and BioEnergy accepts engagement, upon the terms and conditions hereinafter set forth.

1.             Term. BioEnergy’s engagement with Client shall commence as of the Effective Date and shall continue at least through the first day after the Loan Closing Date (as defined in section 3), unless properly terminated as provided herein. BioEnergy may terminate its services upon fourteen (14) days prior written notice to Client. Client may only terminate BioEnergy’s services for “Cause”. For purposes of this Agreement, “Cause” means BioEnergy’s gross negligence or intentional misconduct in the performance of its duties under this Agreement, a known violation of the law, or a material breach of this Agreement by BioEnergy.

Upon termination, neither Client nor BioEnergy shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services and/or bonus payments to which BioEnergy may be entitled though the date of termination.

2.             Services. BioEnergy shall serve as Client’s Project consultant. BioEnergy’s service providers (described in section 7 of this Agreement) shall perform the following duties incident to that service subject to Client’s approval:

a.             Assist negotiations of contracts with various service and product providers;

b.             Assist the planning of the Clients’ equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including, but not limited to, a power point presentation), and training Client’s officers and directors to conduct Client’s equity marketing effort;

c.             Assist the securing of debt financing for the commencement of construction of the Project;

d.             Assist the education of local lenders including, without limitation, the preparation of a “banker’s book” tailored to the Project; and

e.             Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Client’s personnel similarly engaged. Notwithstanding the foregoing, neither BioEnergy, its members, managers, officers, employees, nor agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.

Subject to Client’s approval, BioEnergy shall determine the manner in which the services are to be performed and the specific hours to be worked by BioEnergy. Client shall rely on BioEnergy to work as many hours as may be reasonably necessary to fulfill BioEnergy’s commitments under this Agreement. BioEnergy shall perform all services in compliance with applicable federal and state laws.

3.             Payment.

a.             Client shall pay to BioEnergy a one-time commitment fee of Twenty Five Thousand Dollars ($25,000.00) on the Effective Date.

b.             Client shall pay to BioEnergy One Thousand Five Hundred Dollars ($1,500.00) per week as payment for services commencing upon the Effective Date and continuing through the first date alter Client’s equity drive for the Project has been closed aid the parties mutually agree that all administrative details related thereto have been concluded (the “Equity Drive Closing Date”). The Equity Drive Closing Date shall be at least two full weeks following the end of the week in which Client receives the subscription agreement that achieves the equity goal necessary for the successful completion of the Project. Fees required to be paid under this paragraph 3b may be interrupted during “seasonal events” such as planting, harvesting and major holiday periods to include Thanksgiving week and the Christmas and New Year’s holidays (December 20 through January 5) and other agreed upon events or time periods. The planting season is generally identified as April 17 through June 10, and the harvesting season is generally identified as September 20 through October 31. “Seasonal events” shall also occur at such other times as the parties may mutually agree. During these periods, Client shall pay to BioEnergy Three Hundred Seventy Five Dollars ($375.00) per day for the days that services are rendered, not to exceed One Thousand Five Hundred Dollars ($1,500.00) per week (Sunday through Saturday) even though BioEnergy may perform services for more than four days during such weeks.

c.             After the Equity Drive Closing Date and continuing through the first date after Client closes a loan transaction to finance construction of the Project (the “Loan Closing Date”), Client shall pay BioEnergy Three Hundred Seventy Five Dollars ($375.00) per day for specifically identified services rendered on certain days. Payments shall be payable within fourteen (14) days of Client’s receipt of a detailed invoice from BioEnergy which outlines the services provided during the pay period. Upon termination of this Agreement, payments under this subsection shall cease; provided, however, that BioEnergy shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which BioEnergy has not been paid, and for the bonus payment or portion thereof described in subsection 3d of this Agreement.

d.             Client shall pay to BioEnergy a one-time conditional bonus of One Hundred Twenty Five Thousand Dollars ($125,000.00) on the Loan Closing Date. In the event of an early termination of this Agreement, the following shall apply with respect to the Bonus:

(i)            If Client terminates this Agreement for Cause prior to the Equity Drive Closing Date, Client shall pay to BioEnergy a percentage of the Bonus equal to the percentage of the equity goal that has been subscribed to as of the date of termination. Such partial Bonus shall be payable on the Loan Closing Date.

(ii)           If the Client terminates this Agreement for Cause after the Equity Drive Closing Date, but prior to the Loan Closing Date, Client shall pay to BioEnergy 100% of the Bonus on the Loan Closing Date.

(iii)          If BioEnergy terminates this Agreement prior to the Equity Drive Closing Date Client shall not owe BioEnergy any portion of the Bonus.

(iv)          If, at any time, Client terminates this Agreement in bad faith or without Cause, Client shall immediately pay BioEnergy 100% of the Bonus.

Notwithstanding the foregoing, Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and Client shall not become liable to pay the Bonus, or any portion thereto if it elects in good faith to not accept a loan commitment or close a loan.

4.             Expenses. Client shall reimburse BioEnergy for all reasonable, ordinary and necessary expenses incurred by BioEnergy in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at the rate periodically set by the Internal Revenue Service. However, in no case shall any such expense reimbursements exceed Two Thousand Five Hundred Dollars ($2,500.00) average per person per week averaged over three consecutive weeks.

5.             Support Services. Client shall provide the following support services for the benefit of BioEnergy, as approved by Client: office space, secretarial support, and office supplies.

6.             Relationship of the Parties. The parties understand that BioEnergy is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of BioEnergy.

7.             Service Providers. Paul Casper and Jack Porter shall provide the majority of BioEnergy’s services under this Agreement. Jack Porter’s duties shall include assisting in the development of the Project and the organization of investor meetings. Paul Casper’s duties shall include assisting in the organization of investor meetings. Notwithstanding the foregoing, BioEnergy may substitute its other personnel to provide BioEnergy’s services under this Agreement on a limited basis as needed, with Client’s consent. BioEnergy’s employees, members, or agents who perform services for Client under this Agreement shall be bound by the terms of this Agreement.

8.             Insurance. BioEnergy and Client shall each obtain, maintain and keep in full force and effect during the term of this Agreement the following insurance coverages:

a.             Commercial general liability insurance with policy limits that have a combined single limit of One Million Dollars ($1,000,000.00); and

b.            Business automobile liability insurance, covering owned, non-owned and hired vehicles with a combined single limit of One Million Dollars ($1,000,000.00).

All insurance provided for in this section 8 shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do business in states where the respective parties currently conduct business. Each party shall name the other as an additional insured with respect to each policy. Each party shall furnish the other with proof of the payment of all premiums due on said policies of insurance and that the policies of insurance are in full force and effect. Each policy or certificate of insurance shall contain an agreement by the insurer that coverages shall not be cancelled for any reason without at least 30 days prior written notice to the other party.

9.             Indemnification. Client shall indemnify and defend BioEnergy and its employees, members, managers, officers, and agents against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which BioEnergy and/or its employees, members, managers, officers or agents are made a party by reason of performing services for Client or acting in any manner pursuant to this Agreement, except that Client shall have no obligation to indemnify and defend BioEnergy and/or its employees, members or agents for its and/or their act or omission that involves a material breach of this Agreement or gross negligence, intentional misconduct or a known violation of the law. BioEnergy shall indemnify and defend Client and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Client and/or its employees, members, directors, officers or agents are made a party by reason of BioEnergy and/or its employees, members, managers, officers or agents commiting an act or omission that involves a material breach of this Agreement or gross negligence, intentional misconduct or a known violation of the law,

10.           Taxes. Client shall be solely responsible for payment of all taxes and charges, now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of this Agreement or its performance, including but not limited to, sales or use taxes, but excluding any income tax imposed upon the net profits of BioEnergy.

11.           Copyright License. BioEnergy will author written and visual equity marketing materials, Power Point presentations, advertisements, a “banker’s book”, training materials and other literary works and audio visual works (the “Proprietary Information”) in fulfillment of its duties hereunder. BioEnergy hereby grants Client a non-exclusive right and license to use the Proprietary Information for its business and operations only. Client shall not have or acquire any proprietary or other right whatsoever in the Proprietary Information, except as provided herein, all of which rights belong exclusively to BioEnergy. Client shall not sell, assign, gift, sublicense or otherwise transfer to any third party any rights in the Proprietary Information without the prior written consent of BioEnergy, with the granting of said consent to be in BioEnergy’s sole discretion.

12.           Successors and Assigns. This Agreement shall be binding upon Client and BioEnergy. their respective heirs, executors, administrators, successors in interest or assigns, including without limitation any partnership, corporation or other entity into which Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by BioEnergy of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void, unless such assignment is made to Paul Casper or Jack Porter, or any entity in which either Paul Casper, Jack Porter or BioEnergy own a majority ownership interest.

13.           Waiver. The waiver by either party of its rights under this Agreement or the failure of a party to promptly enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

14.           Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows, or such substitute street addresses as the parties may provide in writing:

To BioEnergy:                   BioEnergy Capital Consultants, LLC

Attn:  Paul Casper

44095 212th Street

Lake Preston, SD 57249

To Client:                            Ethanol Grain Processors, LLC

PO Box 95

Obion, Tennessee 38240

Attn: Alvin Escue

15.           Applicable Law, This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, and the parties hereby consent that the District Court situated in Obion County, Tennessee, shall be the exclusive jurisdiction and venue of any disputes relating to this Agreement.

16.           Defaults. In the event of the failure of either of the parties to comply with any of the terms and provisions of this Agreement. or in the event either party has violated any of the warranties and representations made herein by that party, then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party seven (7) days from the date of such notice within which to correct such noncompliance. If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party’s rights under the terms and conditions of this Agreement including terminating this Agreement, which termination shall be deemed termination for cause. The parties agree that the remedies set forth in this section 16 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties. In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys’ fees and such other costs incurred therewith.

17.           Severability. In the event that any term, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding or holdings shall not invalidate or make unenforceable any other term, condition or provision of this Agreement. The remaining terms, conditions and provisions shall be frilly severable, and shall be construed and enforced as if such invalid term, condition or provision had never been inserted in this Agreement initially.

18.           Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

19.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

BIOENERGY CAPITAL		ETHANOL GRAIN
CONSULTANTS, LLC		PROCESSORS, LLC

By	/s/ Paul Casper	By	/s/ Alvin D. Escue
	Paul Casper, Member	Its	General Manager

And

By	/s/ John T. Porter
John T. Porter, Member